For Immediate Release
August 5, 2021

Southwest Gas Holdings, Inc. Announces Second Quarter 2021 Earnings
LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) announced consolidated earnings of $0.43 per diluted share for the second quarter of 2021, a $0.25 decrease from consolidated earnings of $0.68 per diluted share for the second quarter of 2020. Consolidated current-quarter results include $3.1 million, or $0.05 per share, in other income due to increases in the cash surrender value of company-owned life insurance (“COLI”) policies, while the prior-year quarter included $12 million of COLI-related income, or $0.22 per share. Consolidated net income was $25.1 million for the second quarter of 2021, compared to consolidated net income of $38 million for the second quarter of 2020. The natural gas segment had net income of $11.4 million for the second quarter of 2021 compared to net income of $11.9 million for the second quarter of 2020, while the utility infrastructure services segment had net income of $15.1 million in the second quarter of 2021 compared to net income of $26.3 million in the second quarter of 2020. Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.
Commenting on the performance and outlook of Southwest Gas Holdings, John P. Hester, President and Chief Executive Officer, said: “We are pleased that many communities we serve have continued to experience solid growth throughout these turbulent economic times. As new companies move in and industries expand, good incremental jobs are being added to our local economies. This further encourages migration from other parts of the country, increasing demand for energy and creating growth opportunities for our Company. We added 37,000 new utility customers over the past twelve months and continue to connect new customers to our expanded service territories in Mesquite and Spring Creek, Nevada.
“We are excited about the growth we also see in our infrastructure services business. Over the past twelve months, Centuri reached a new level of revenues - $2 billion. In June, we signed an agreement to purchase Riggs Distler & Company, Inc., which will expand our infrastructure services footprint in the Northeast and Mid-Atlantic regions of the country. This transformational acquisition brings exciting growth opportunities in 5G telecom and renewable power services; and expands our service offerings to current combination utility customers.”
For the twelve months ended June 30, 2021, consolidated net income was $264.2 million, or $4.60 per diluted share, compared to $207.6 million, or $3.76 per diluted share, for the twelve-month period ended June 30, 2020. The current twelve-month period includes an $18.5 million, or $0.32 per share, increase in the cash surrender values of COLI policies, while the prior-year period included COLI-related income of $2.9 million, or $0.05 per share. Natural gas segment net income was $193.7 million in the current twelve-month period compared to $152 million in the prior-year period. Utility infrastructure services segment net income was $73.1 million in the current twelve-month period and $57.6 million in the prior-year period.

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Natural Gas Operations Segment Results
Second Quarter
Operating margin increased $21 million between quarters. Approximately $2 million of incremental margin was attributable to customer growth from 37,000 first-time meter sets during the last twelve months, while rate relief added approximately $15 million of margin. Also contributing to the increase were late fees that were $1.8 million greater in the current quarter. A moratorium on such fees commenced in all of our territories in March 2020; however, resumption of the assessments in Arizona and Nevada occurred in April 2021. Amounts collected from and returned to customers associated with regulatory account balances, as well as differences in miscellaneous revenue and margin from customers outside the decoupling mechanisms, also impacted the variance between quarters.
Operations and maintenance expense increased $3.8 million, or 4%, between quarters primarily due to higher customer service-related costs, increased expenditures for pipeline damage prevention programs, and an increase in the service-related component of employee pension cost and other benefits. Depreciation and amortization increased $4.4 million, or 8%, between quarters due to a $549 million, or 7%, increase in average gas plant in service. Amortization related to regulatory account recoveries increased approximately $1.1 million between quarters. The increase in gas plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled pipe replacement activities, and new infrastructure, as well as expenditures toward our new customer service system, which was placed in production in May 2021. Taxes other than income taxes increased $4 million between quarters due to an increase in Arizona property taxes.
Other income decreased $9 million between quarters primarily due to a decline in income associated with COLI policies. The current quarter reflects a $3.1 million increase in COLI policy cash surrender values and recognized death benefits, while the prior-year quarter reflected a $12 million increase. Amounts associated with the allowance for funds used during construction (“AFUDC”) are also lower in the current quarter. Offsetting these combined impacts is a decrease in the non-service-related components of employee pension and other postretirement benefit costs between quarters.
Income tax expense in both quarters includes the amortization of excess accumulated deferred income tax (“EADIT”) balances and the impacts of COLI cash surrender value increases, which are recognized without tax consequences.
Twelve Months to Date
Operating margin increased $54 million between the comparative twelve-month periods ended June 30, 2021 and 2020. Customer growth provided approximately $14 million, and combined rate relief provided $39 million of incremental operating margin. Offsetting these impacts was a reduction in late fees ($3.8 million) due to the pandemic-period moratorium on these fees from March 2020 through April 2021. Regulatory account balance surcharges impacted both periods, in addition to margin from customers outside the decoupling mechanisms.
Operations and maintenance expense decreased $803,000 between periods. Lower travel and in-person training costs in the COVID-19 environment and other cost saving initiatives by management more than offset higher levels of service-related pension and post-retirement benefit costs, expenditures for pipeline
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damage prevention programs associated with a growing infrastructure and customer base, and information technology and customer-related costs. Depreciation and amortization expense increased $17.1 million, or 8%, between periods due to a $604 million, or 8%, increase in average gas plant in service since the corresponding period in the prior year and a $1.2 million increase in regulatory amortization. Taxes other than income taxes increased $9 million between periods primarily due to an increase in property taxes in Arizona.
Other income increased $16.2 million between comparative twelve-month periods, reflective of the $18.5 million increase in COLI policy cash surrender values and recognized death benefits in the current period, while the prior-year period reflected a $2.9 million increase in values.
Income tax expense in both periods reflects that COLI results are recognized without tax consequences, and the impacts of amortization of EADIT balances.
Utility Infrastructure Services Segment Results
Second Quarter
Utility infrastructure revenues increased $33.8 million in the second quarter of 2021 when compared to the prior-year quarter, primarily due to increased work under gas infrastructure blanket and bid contracts with certain customers in the central and eastern U.S. regions and Canada. Revenues from electric infrastructure services increased $2.4 million in the second quarter of 2021 when compared to the prior-year quarter, including an offsetting reduction in emergency restoration storm support services of $4 million due to the unpredictable nature of weather-related events. Storm restoration work typically generates a higher profit margin than core infrastructure services, due to improved operating efficiencies related to equipment utilization and absorption of fixed costs. Partially offsetting the increased revenues in the above noted regions was reduced work with two significant customers during the second quarter of 2021 (totaling $27 million), due to timing and mix of projects under each customer’s multi-year capital spending programs.
Utility infrastructure services expenses increased $48.4 million between quarters, primarily due to costs to complete gas infrastructure work. The significant reductions in revenue from major customers, as discussed above, had an unfavorable impact on profit margins due to reduced operating efficiencies from equipment and facility utilization and under-absorption of other fixed costs. The prior-year period was favorably impacted by certain customers’ response to COVID-19, which allowed for an increase in main line replacement work as compared to service-line related work, resulting in greater operating efficiencies. Higher fuel costs and equipment rental expense were also incurred due to the mix of work and in support of growth in our electric infrastructure business. Centuri recognized $1.8 million in wage and rent subsidies from the Canadian government amidst the continuing COVID-19 environment during the second quarter of 2021, compared to $3.4 million in subsidies received in the prior-year quarter. These subsidies were recorded as a reduction in utility infrastructure services expense. Also included in utility infrastructure services expenses were general and administrative costs, which increased $1 million in 2021 compared to 2020 (including approximately $600,000 in professional fees related to Centuri’s pending acquisition of Riggs Distler & Company).
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Depreciation and amortization increased $1.2 million between quarters, attributable to equipment purchased to support the growing volume of infrastructure work. Depreciation expense, relative to the revenues recorded, was generally consistent during the second quarter of 2021 compared to the prior-year quarter.
Net interest deductions decreased $600,000 between periods due to lower incremental borrowing rates associated with decreased outstanding borrowings under Centuri’s $590 million secured revolving credit and term loan facility.
Twelve Months to Date
Utility infrastructure revenues increased $200.5 million, or 11%, in the current twelve-month period when compared to the prior-year period, primarily due to incremental electric infrastructure revenues of $134.2 million from expansion of work with existing customers and securing work with new customers. Included in the incremental electric infrastructure revenues during the twelve-month period of 2021 was $86.5 million from emergency restoration services performed by Linetec following hurricane, tornado, and other storm damage to customers’ above-ground utility infrastructure in and around the Gulf Coast and eastern regions of the U.S., as compared to $13.6 million in similar services during the twelve-month period in 2020. Centuri’s revenues derived from storm-related services vary from period to period due to the unpredictable nature of weather-related events. The remaining increase in revenue was attributable to continued growth with existing gas infrastructure customers under master service and bid agreements.
Utility infrastructure services expenses increased $174 million between periods, largely due to incremental costs related to electric infrastructure work of $87.2 million, including costs associated with storm restoration work, and costs necessary for the completion of additional gas infrastructure work. Also included in utility infrastructure services expenses were general and administrative costs, which increased $19.5 million during the twelve-month period in 2021, when compared to 2020, due to higher payroll and operating costs associated with continued growth of the business and higher profit-based incentive compensation. Offsetting these increases were lower insurance costs from favorable claims experience under Centuri’s self-insurance programs. Gains on sale of equipment (reflected as an offset to utility infrastructure services expenses) were $5.6 million and $4.9 million for the twelve-month periods of 2021 and 2020, respectively.
Depreciation and amortization expense increased $6.1 million between periods primarily due to incremental depreciation ($4.3 million) related to assets supporting electric infrastructure services. The remaining increase is attributable to property and equipment purchased to support the growing volume of work being performed.
Net interest deductions decreased $5.1 million between periods primarily due to lower incremental borrowing rates associated with decreased outstanding borrowings under Centuri’s $590 million secured revolving credit and term loan facility.

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Outlook for 2021
Management affirms its estimated 2021 diluted earnings per share to be between $4.00 and $4.20. These expectations exclude results or costs that would be experienced upon Centuri completing its planned acquisition of Riggs Distler & Company, Inc.
Highlights of 2021 expectations (excluding the planned acquisition) are as follows:
Natural Gas Operations Segment:
•Operating margin for 2021 is anticipated to benefit from customer growth (1.7%), rate relief in all three states in which we operate, expansion projects, and infrastructure tracker mechanisms. Combined, these items are expected to produce an increase in operating margin of 6% to 8%.
•Total pension costs are expected to be relatively flat compared to 2020, but will be reflected as an increase in operations and maintenance cost of about $6 million, with a comparable decrease to other expense (associated with non-service-related pension costs).
•Operating income is expected to increase 3% to 5%.
•COLI earnings of $3 million to $5 million are included for full-year 2021 projections.
•Capital expenditures in 2021 are estimated at approximately $700 million, in support of customer growth, system improvements, and pipe replacement programs.
Utility Infrastructure Services Segment (excluding the planned acquisition):
•Centuri’s revenues for 2021 are expected to be 1% to 4% greater than the record 2020 amount (which included $82 million of emergency storm restoration services).
•Operating income is expected to be approximately 5.3% to 5.8% of revenues.
•Interest expense is expected to be $7 million to $8 million.
•Net income expectations reflect earnings attributable to Southwest Gas Holdings, net of earnings attributable to noncontrolling interests (estimated between $5 million and $6 million). Changes in Canadian exchange rates could influence results.
Southwest Gas Holdings has two business segments:
Southwest Gas Corporation provides safe and reliable natural gas service to over 2 million customers in Arizona, Nevada, and California.
Centuri Group, Inc. is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers. Centuri derives revenues primarily from installation, replacement, repair, and maintenance of energy distribution systems.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2021. In addition, the statements under the heading
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“Outlook for 2021” that are not historic, constitute forward-looking statements. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, pension costs, COLI results, and capital expenditures of the natural gas segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, operating income as a percentage of revenues, interest expense, and noncontrolling interest amounts will transpire, nor assurance regarding acquisitions or their impacts, including management’s plans related thereto, such as that currently planned in regard to Riggs. Because of these and other factors, the Company can provide no assurances that estimates of 2021 earnings per share will be realized. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Measures. Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability. Therefore, management routinely uses operating margin, defined as operating revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance. Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms. Operating margin is not, however, specifically defined in accounting principles generally accepted in the United States (“U.S. GAAP”) and is considered a non-GAAP measure. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment. (Refer to the Southwest Gas Holdings, Inc. Consolidated Earnings Digest for a reconciliation of revenues to operating margin.)
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SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED JUNE 30,	2021	2020
Consolidated Operating Revenues	$821,421	$757,247

Net Income applicable to Southwest Gas Holdings	$25,119	$37,965

Weighted Average Common Shares	58,607	55,462

Basic Earnings Per Share	$0.43	$0.68

Diluted Earnings Per Share	$0.43	$0.68

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$292,796	$262,434
Less: Net Cost of Gas Sold	76,496	67,473
Operating Margin	$216,300	$194,961

SIX MONTHS ENDED JUNE 30,	2021	2020
Consolidated Operating Revenues	$1,707,328	$1,593,567

Net Income applicable to Southwest Gas Holdings	$142,412	$110,507

Weighted Average Common Shares	58,106	55,386

Basic Earnings Per Share	$2.45	$2.00

Diluted Earnings Per Share	$2.45	$1.99

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$814,728	$765,261
Less: Net Cost of Gas Sold	232,517	228,294
Operating Margin	$582,211	$536,967
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TWELVE MONTHS ENDED JUNE 30,	2021	2020
Consolidated Operating Revenues	$3,412,634	$3,166,934

Net Income applicable to Southwest Gas Holdings	$264,229	$207,578

Weighted Average Common Shares	57,348	55,105

Basic Earnings Per Share	$4.61	$3.77

Diluted Earnings Per Share	$4.60	$3.76

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$1,400,052	$1,354,812
Less: Net Cost of Gas Sold	347,060	355,672
Operating Margin	$1,052,992	$999,140

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For shareholders information, contact:	For media information, contact:
Ken Kenny	Sean Corbett
(702) 876-7237	(702) 876-7219
ken.kenny@swgas.com	sean.corbett@swgas.com

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2021	2020	2021	2020	2021	2020
Results of Consolidated Operations
Contribution to net income - gas operations	$11,413	$11,942	$130,128	$95,541	$193,705	$151,954
Contribution to net income - utility infrastructure services	15,116	26,267	14,257	16,063	73,056	57,581
Corporate and administrative	(1,410)	(244)	(1,973)	(1,097)	(2,532)	(1,957)
Net income	$25,119	$37,965	$142,412	$110,507	$264,229	$207,578

Basic earnings per share	$0.43	$0.68	$2.45	$2.00	$4.61	$3.77
Diluted earnings per share	$0.43	$0.68	$2.45	$1.99	$4.60	$3.76

Weighted average common shares	58,607	55,462	58,106	55,386	57,348	55,105
Weighted average diluted shares	58,710	55,532	58,197	55,448	57,440	55,171

Results of Natural Gas Operations
Gas operating revenues	$292,796	$262,434	$814,728	$765,261	$1,400,052	$1,354,812
Net cost of gas sold	76,496	67,473	232,517	228,294	347,060	355,672
Operating margin	216,300	194,961	582,211	536,967	1,052,992	999,140
Operations and maintenance expense	103,137	99,320	209,272	202,408	413,246	414,049
Depreciation and amortization	57,631	53,198	126,329	117,923	243,701	226,588
Taxes other than income taxes	19,338	15,342	40,025	31,720	71,765	62,716
Operating income	36,194	27,101	206,585	184,916	324,280	295,787
Other income (deductions)	(1,165)	7,838	(615)	(12,698)	5,493	(10,719)
Net interest deductions	24,175	23,991	46,341	49,049	98,440	97,631
Income before income taxes	10,854	10,948	159,629	123,169	231,333	187,437
Income tax expense (benefit)	(559)	(994)	29,501	27,628	37,628	35,483
Contribution to net income - gas operations	$11,413	$11,942	$130,128	$95,541	$193,705	$151,954

FINANCIAL STATISTICS
Market value to book value per share at quarter end		137%
Twelve months to date return on equity	-- total company	9.8%
	-- gas segment	8.5%
Common stock dividend yield at quarter end		3.6%
Customer to employee ratio at quarter end (gas segment)		943 to 1

GAS OPERATIONS SEGMENT
	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Rate Jurisdiction
Arizona	$1,930,612	7.03%	9.10%
Southern Nevada	1,325,236	6.52	9.25
Northern Nevada	154,966	6.75	9.25
Southern California	285,691	7.11	10.00
Northern California	92,983	7.44	10.00
South Lake Tahoe	56,818	7.44	10.00
Paiute Pipeline Company (1)	135,460	8.30	11.80
(1) Estimated amounts based on 2019/2020 rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	Six Months Ended June 30,		Twelve Months Ended June 30,
(In dekatherms)	2021	2020	2021	2020
Residential	53,186,709	53,100,735	80,153,947	80,003,135
Small commercial	18,710,957	17,481,457	30,545,852	30,877,471
Large commercial	5,097,014	4,790,057	9,431,159	9,561,611
Industrial / Other	2,258,237	2,797,858	4,775,736	4,817,976
Transportation	46,391,744	43,826,522	100,892,830	95,269,525
Total system throughput	125,644,661	121,996,629	225,799,524	220,529,718

HEATING DEGREE DAY COMPARISON
Actual	1,234	1,243	1,756	1,774
Ten-year average	1,163	1,175	1,661	1,675
Heating degree days for prior periods have been recalculated using the current period customer mix.